Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of DOBI Medical International, Inc. and Subsidiary on Form S-8, File No.333-121048, and Form SB-2, File No. 333-118968, of our report, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated January 27, 2005, on our audits of the consolidated financial statements of Dobi Medical International, Inc., as of December 31, 2004 and for the years ended December 31, 2004 and 2003, which report is included in this Annual Report on Form 10KSB.


                            /s/ Marcum & Kliegman LLP
                                  New York, NY

                                 March 11, 2005